                         AGREEMENT AND PLAN OF MERGER



                                    among:



                             NETIVATION.COM, INC.
                            a Delaware corporation;



                       NETIVATION.COM MERGER FIVE CORP.,
                            a Delaware corporation;


                           PUBLIC DISCLOSURE, INC.,
                      a District of Columbia corporation;


                                      and


              the Selling Stockholders of Public Disclosure, Inc.
                          listed on Exhibit A hereto






                         Dated as of October___, 1999

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SECTION 1 - DESCRIPTION OF TRANSACTION.......................................................................     1
   1.1      Merger of Public Disclosure into Merger Sub......................................................     1
   1.2      Effect of the Merger.............................................................................     1
   1.3      Closing; Effective Time..........................................................................     1
   1.4      Certificate of Incorporation, Bylaws and Directors and Officers..................................     2
   1.5      Conversion of Public Disclosure Stock............................................................     2
   1.6      Additional Consideration.........................................................................     3
   1.7      Closing of Public Disclosure's Transfer Books....................................................     3
   1.8      Exchange of Certificates.........................................................................     3
   1.9      Dissenting Shares................................................................................     4
   1.10     Tax Consequences.................................................................................     5
   1.11     Accounting Treatment.............................................................................     5
   1.12     Further Action...................................................................................     5

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF PUBLIC DISCLOSURE AND THE SELLING STOCKHOLDERS.................     5
   2.1      Organization, Good Standing and Qualification....................................................     5
   2.2      Subsidiaries.....................................................................................     6
   2.3      Capitalization; Voting Rights....................................................................     6
   2.4      Authorization; Binding Obligations...............................................................     6
   2.5      Financial Statements.............................................................................     6
   2.6      Liabilities......................................................................................     6
   2.7      Agreements; Action...............................................................................     7
   2.8      Obligations to Related Parties...................................................................     7
   2.9      Absence of Changes...............................................................................     7
   2.10     Title to Properties and Assets; Liens, Etc.......................................................     9
   2.11     Patents and Trademarks...........................................................................     9
   2.12     Compliance with Other Instruments................................................................    10
   2.13     Litigation.......................................................................................    10
   2.14     Tax Returns and Payments.........................................................................    10
   2.15     Employees........................................................................................    11
   2.16     Registration Rights..............................................................................    12
   2.17     Compliance with Legal Requirements; Consents.....................................................    12
   2.18     Selling Stockholders.............................................................................    13
   2.19     Full Disclosure..................................................................................    13
   2.20     Year 2000 Compliance.............................................................................    13
   2.21     Securities Laws Matters..........................................................................    13

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF NETIVATION.....................................................    14
   3.1      Organization, Good Standing and Qualification....................................................    14
   3.2      Subsidiaries.....................................................................................    15

   3.3      Capitalization; Voting Rights.....................................................................   15
   3.4      Authorization; Binding Obligations................................................................   15
   3.5      Full Disclosure...................................................................................   15

SECTION 4 - CERTAIN COVENANTS OF PUBLIC DISCLOSURE AND THE SELLING STOCKHOLDERS...............................   16
   4.1      Access and Investigation..........................................................................   16
   4.2      Operation of Business.............................................................................   17
   4.3      Notification; Updates to Schedule of Exceptions; Opportunity to Cure..............................   18
   4.4      No Negotiation....................................................................................   20

SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES...............................................................   20
   5.1      Notification; Opportunity to Cure.................................................................   20
   5.2      Filings and Consents..............................................................................   21
   5.3      Public Disclosure Stockholders' Meeting...........................................................   21
   5.4      Public Announcements..............................................................................   21
   5.5      Best Efforts......................................................................................   22
   5.6      Tax Matters.......................................................................................   22
   5.7      Support to Public Disclosure......................................................................   22
   5.8      First Right to Purchase Assets of Public Disclosure...............................................   22
   5.9      Piggyback Registration............................................................................   23
   5.10     Non-Partisanship..................................................................................   23
   5.11     Political Party Contributions.....................................................................   23

SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS OF NETIVATION AND MERGER SUB..................................   23
   6.1      Accuracy of Representations.......................................................................   23
   6.2      Performance of Covenants..........................................................................   23
   6.3      Stockholder Approval..............................................................................   23
   6.4      Consents..........................................................................................   23
   6.5      No Material Adverse Change........................................................................   23
   6.6      Agreements and Documents..........................................................................   24
   6.7      No Restraints.....................................................................................   24
   6.8      No Proceedings....................................................................................   24
   6.9      Securities Law Compliance.........................................................................   24
   6.10     Dissenters Rights.................................................................................   25
   6.11     Unaccredited Investors............................................................................   25
   6.12     Proceedings and Documents.........................................................................   25
   6.13     Corporate Approvals...............................................................................   25

SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS OF PUBLIC DISCLOSURE AND THE SELLING STOCKHOLDERS.............   25
   7.1      Accuracy of Representations.......................................................................   25
   7.2      Performance of Covenants..........................................................................   25
   7.3      Consents .........................................................................................   25

   7.4      Agreements and Documents..........................................................................    25
   7.5      No Restraints.....................................................................................    26
   7.6      No Proceedings....................................................................................    26
   7.7      Corporate Approvals...............................................................................    26

SECTION 8 - TERMINATION.......................................................................................    26
   8.1      Termination Events................................................................................    26
   8.2      Termination Procedures............................................................................    27
   8.3      Effect of Termination.............................................................................    27

SECTION 9 - INDEMNIFICATION, ETC..............................................................................    28
   9.1      Survival of Representations, Warranties and Covenants.............................................    28
   9.2      Indemnification by the Selling Stockholders.......................................................    28
   9.3      Contribution......................................................................................    29
   9.4      Ceiling; Limitation on Additional Damages.........................................................    29
   9.5      Defense of Third Party Claims.....................................................................    29
   9.6      Indemnity Reserve.................................................................................    29
   9.7      Exercise of Remedies by Netivation Indemnitees Other Than Netivation..............................    30

SECTION 10 - MISCELLANEOUS PROVISIONS.........................................................................    30
    10.1     Selling Stockholders' Agent......................................................................    30
    10.2     Further Assurances...............................................................................    31
    10.3     Fees and Expenses................................................................................    31
    10.4     Attorneys' Fees..................................................................................    31
    10.5     Notices..........................................................................................    31
    10.6     Headings.........................................................................................    32
    10.7     Counterparts.....................................................................................    32
    10.8     Governing Law....................................................................................    33
    10.9     Successors and Assigns...........................................................................    33
    10.10    Remedies Cumulative; Specific Performance........................................................    33
    10.11    Waiver...........................................................................................    33
    10.12    Amendments.......................................................................................    33
    10.13    Time of the Essence..............................................................................    33
    10.14    Severability.....................................................................................    34
    10.15    Parties in Interest..............................................................................    34
    10.16    Entire Agreement.................................................................................    34
    10.17    Construction.....................................................................................    34

                                   EXHIBITS

Exhibit A     -    Selling Stockholders
Exhibit B     -    Certain Definitions
Exhibit C     -    Director and Officer of Surviving Corporation
Exhibit D     -    Allocation of Merger Consideration
Exhibit E     -    Forms of Legal Opinion
Exhibit F     -    Form of Employment and Noncompetition Agreement
Exhibit G     -    Form of Escrow Agreement
Exhibit H     -    Form of Prospective Offeree Questionnaire


                                   SCHEDULES

2.1      Authority to Do Business
2.6      Liabilities
2.7      Agreements
2.8      Obligations to Related Parties
2.9      Changes to Public Disclosure, Inc.
2.10     Assets
2.11     Patents and Trademarks
2.11(a)  Outstanding Options, Licenses and Agreements
2.13     Litigation
2.14     Tax Returns and Payments
2.15     Employees

                         AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of October ____, 1999, by and among: NETIVATION.COM, INC., a Delaware corporation ("Netivation"), NETIVATION.COM MERGER FIVE CORP., a Delaware corporation and a wholly-owned subsidiary of Netivation ("Merger Sub"), PUBLIC DISCLOSURE, INC., a District of Columbia corporation ("Public Disclosure"), and the stockholders of Public Disclosure set forth on Exhibit A hereto (the "Selling Stockholders"). Certain capitalized terms used in this Agreement are defined in Exhibit B.

                                   RECITALS

          A. The parties intend to effect a merger of Public Disclosure into Merger Sub in accordance with this Agreement and the Delaware General Corporation Law ("Delaware Law") and the District of Columbia Corporation Law ("D.C. Law") (the "Merger"). Upon consummation of the Merger, Public Disclosure will cease to exist, and Merger Sub will remain a wholly-owned subsidiary of Netivation.

          B. The Selling Stockholders own an aggregate of four (4) shares of capital stock of Public Disclosure (the "Public Disclosure Stock"), constituting 100% of the Public Disclosure capital stock on a fully-diluted basis.

                                   AGREEMENT

          The parties to this Agreement agree as follows:

                    SECTION 1 - DESCRIPTION OF TRANSACTION

          1.1 Merger of Public Disclosure into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Public Disclosure shall be merged with and into Merger Sub, and the separate existence of Public Disclosure shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

          1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Delaware Law and D.C. Law.

          1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Moffatt, Thomas, Barrett, Rock & Fields, Chartered, 101 S. Capitol Boulevard, 10th Floor, Boise, Idaho 83702 on or before October 28, 1999, or at such other time as the parties may agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the

AGREEMENT AND PLAN OF MERGER - 1

"Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger (the "Certificate of Merger"), conforming to the requirements of Delaware Law and D.C. Law, shall be filed with the Secretaries of State of the State of Delaware and the District of Columbia. The Merger shall become effective at the time such Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware and the District of Columbia (the "Effective Time").

          1.4  Certificate of Incorporation, Bylaws and Directors and Officers.

               (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of this corporation is "Public Disclosure, Inc."

               (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

               (c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

          1.5  Conversion of Public Disclosure Stock.

               (a) Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Netivation, Merger Sub, Public Disclosure or any stockholder of Public Disclosure, each share of Common Stock of Public Disclosure issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 75,000 shares of Common Stock of Netivation (the "Netivation Stock"). All outstanding shares of Public Disclosure capital stock shall be exchanged for no more than Three Hundred Thousand (300,000) shares of Netivation Stock. The Merger Consideration to be received by the Selling Stockholders is set forth on Exhibit
D. If the Netivation Stock price drops below $2.50 before the Closing, Public Disclosure may immediately terminate this Agreement and Netivation will reimburse Public Disclosure for its expenses related to this Agreement. If, between the date of this Agreement and the Closing Date, the shares of capital stock of Public Disclosure or the Netivation Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the Merger Consideration shall be appropriately adjusted.

               (b) If any shares of capital stock of Public Disclosure outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Public Disclosure, then the shares of Netivation Stock issued in exchange for such shares of capital stock of Public Disclosure will also be unvested and subject to the same repurchase

AGREEMENT AND PLAN OF MERGER - 2
option, risk of forfeiture or other condition, and the certificates representing such shares of Netivation Stock may be accordingly marked with appropriate legends.

          1.6 Additional Consideration. At Closing, Netivation shall pay One Hundred Ninety Thousand Dollars ($190,000) cash to the Selling Stockholders. In addition, Netivation shall assume Public Disclosure's outstanding corporate debts and payables.

          1.7 Closing of Public Disclosure's Transfer Books. At the Effective Time, holders of certificates representing Public Disclosure capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Public Disclosure, and the stock transfer books of Public Disclosure shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such capital stock of Public Disclosure shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such capital stock of Public Disclosure (a "Public Disclosure Stock Certificate") is presented to the Surviving Corporation or Netivation, such Public Disclosure Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

          1.8  Exchange of Certificates.

               (a) At or as soon as practicable after the Effective Time, Netivation will send to each holder of a Public Disclosure Stock Certificate a letter of transmittal and instructions for use in customary form and containing such provisions as may reasonably be required for use in effecting the surrender of such Public Disclosure Stock Certificate for payment therefor and conversion thereof. Upon surrender of a Public Disclosure Stock Certificate to Netivation for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Netivation, the holder of such Public Disclosure Stock Certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Netivation Stock that such holder has the right to receive pursuant to the provisions of this Section 1 and the Public Disclosure Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Public Disclosure Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Netivation Stock (and cash in lieu of any fractional share of Netivation Stock) as contemplated by this Section 1. If any Public Disclosure Stock Certificate shall have been lost, stolen or destroyed, Netivation may, in its discretion and as a condition precedent to the issuance of any certificates representing Netivation Stock, require the owner of such lost, stolen or destroyed Public Disclosure Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Netivation may reasonably direct) as indemnity.

               (b) No dividends or other distributions declared or made with respect to Netivation Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Public Disclosure Stock Certificate with respect to the shares of Netivation Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such

AGREEMENT AND PLAN OF MERGER - 3
holder, until such holder surrenders such Public Disclosure Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

               (c) No fractional shares of Netivation Stock shall be issued in connection with the Merger. In lieu of such fractional shares, any holder of capital stock of Public Disclosure who would otherwise be entitled to receive a fraction of a share of Netivation Stock shall, upon surrender of such holder's Public Disclosure Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of one share of Netivation Stock as reported by the NASDAQ consolidated reporting system on the Closing Date.

               (d) Each certificate representing any of the shares of Netivation Stock to be issued in the Merger shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES WITHIN THE MEANING OF RULE 144 OF THE SECURITIES ACT OF
     1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE
     TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED
     UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

               (e) Netivation and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of Public Disclosure pursuant to this Agreement such amounts as Netivation or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of Public Disclosure that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner provided under D.C. Law ("Dissenting Shares") shall not be canceled and converted in accordance with Section 1.5 unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under D.C. Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's capital stock of Public Disclosure shall thereupon be deemed to have been canceled and converted as described in Section 1.5 at the Effective Time, and each such share shall represent solely the right to receive the merger consideration described in Section 1.5. Public Disclosure shall give prompt

AGREEMENT AND PLAN OF MERGER - 4
notice of any demands received by Public Disclosure for appraisal of its shares, and, prior to the Effective Time, Netivation shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Public Disclosure shall not, except with the prior written consent of Netivation, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Time, no stockholder of Public Disclosure who has demanded appraisal rights as provided under D.C. Law shall be entitled to vote such holder's shares of Netivation Stock or capital stock of Public Disclosure for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to stockholders of record of Public Disclosure at a date which is prior to the Effective Time).

          1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          1.11 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

          1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Netivation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Netivation with full right, title and possession of and to all rights and property of Public Disclosure, the officers and directors of the Surviving Corporation and Netivation shall be fully authorized (in the name of Public Disclosure and otherwise) to take such action.

                 SECTION 2 - REPRESENTATIONS AND WARRANTIES OF
                PUBLIC DISCLOSURE AND THE SELLING STOCKHOLDERS

          Public Disclosure and Kent C. Cooper and Anthony D. Raymond jointly and severally represent and warrant, to and for the benefit of the Netivation Indemnitees, as follows:

          2.1 Organization, Good Standing and Qualification. Public Disclosure is a corporation duly organized, validly existing and in good standing under the
laws of the District of Columbia.   Public Disclosure has all requisite
corporate power and authority to own and operate its properties and assets, to execute and deliver the Transactional Agreements, to carry out the provisions of the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. Except as set forth on Schedule 2.1, Public Disclosure is duly qualified and authorized to do business and is in good standing as foreign entities in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Public Disclosure or its respective businesses. Public Disclosure has

AGREEMENT AND PLAN OF MERGER - 5
made available to Netivation true, correct and complete copies of Public Disclosure's articles of incorporation and bylaws, each as amended to date.

          2.2 Subsidiaries. Public Disclosure owns no equity securities of any other corporation, limited partnership or similar entity. Public Disclosure is not a participant in any joint venture, partnership or similar arrangement.

          2.3 Capitalization; Voting Rights. The authorized capital stock of Public Disclosure consists of four (4) shares of Common Stock, of which four (4) shares are issued and outstanding. Exhibit A sets forth the names of the stockholders of Public Disclosure and the number of shares of capital stock owned of record by each such stockholder. The Selling Stockholders together own all of the outstanding shares of capital stock of Public Disclosure. All issued and outstanding shares of Public Disclosure's Common Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Public Disclosure of any of its securities.

          2.4 Authorization; Binding Obligations. Public Disclosure has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transactional Agreements to which Public Disclosure is or may become a party. This Agreement constitutes the legal, valid and binding obligation of Public Disclosure, enforceable against Public Disclosure in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Public Disclosure, enforceable against Public Disclosure in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          2.5 Financial Statements. Public Disclosure has delivered to Netivation its unaudited balance sheet as of December 31, 1998 (the "Statement Date") and its unaudited income statement for the nine (9) months ended September 30, 1999 (collectively, the "Public Disclosure Financial Statements"). The Public Disclosure Financial Statements are complete and correct in all material respects, and present fairly the financial condition and position of Public Disclosure for the periods covered thereby.

          2.6 Liabilities. Except as set forth in Schedule 2.6, Public Disclosure has no material liabilities and, to the Knowledge of Public Disclosure, has no material contingent liabilities not otherwise disclosed in the Public Disclosure Financial Statements, except current liabilities incurred in the Ordinary Course of Business subsequent to the Statement Date which have not been,

AGREEMENT AND PLAN OF MERGER - 6
either in any individual case or in the aggregate, materially adverse. All obligations of Public Disclosure to affiliates, officers, members, directors and stockholders of Public Disclosure are disclosed on the Public Disclosure Financial Statements.

          2.7  Agreements; Action.

               (a) To the Knowledge of Public Disclosure and Kent C. Cooper and Anthony D. Raymond, and except as set forth in Schedule 2.7, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Public Disclosure is a party or is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, Public Disclosure in excess of $10,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Public Disclosure (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting or affecting the development, manufacture or distribution of Public Disclosure's products or services or (iv) indemnification by Public Disclosure with respect to infringements of proprietary rights.

               (b) Public Disclosure has not (i) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the Ordinary Course of Business or as disclosed in the Public Disclosure Financial Statements) individually in excess of $10,000 or, in excess of $15,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course of Business.

               (c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Public Disclosure has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          2.8 Obligations to Related Parties. Except as set forth in Schedule 2.8, there are no obligations of Public Disclosure to officers, directors, stockholders, members or employees other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of Public Disclosure and (c) for other standard employee benefits made generally available to all employees. Except as set forth in Schedule 2.8, no such officer, director or stockholder, or any member of their immediate families is, directly or indirectly, interested in any material contract with Public Disclosure (other than such contracts as relate to any such person's ownership of capital stock or other securities of Public Disclosure). Public Disclosure is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

          2.9 Absence of Changes. Except as set forth in Schedule 2.9, since the Statement Date, there has not been:

AGREEMENT AND PLAN OF MERGER - 7

          (a) Any change in the assets, liabilities, financial condition or operations of Public Disclosure from that reflected in the Public Disclosure Financial Statements, other than changes in the Ordinary Course of Business, none of which individually or in the aggregate has had or is expected to have a Material Adverse Effect on such assets, liabilities, financial condition or operations of Public Disclosure;

          (b) Any resignation or termination of any key officers of Public Disclosure; and Public Disclosure, to its Knowledge, does not know of the impending resignation or termination of employment of any such officer;

          (c) Any material change, except in the Ordinary Course of Business, in the contingent obligations of Public Disclosure by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of Public Disclosure;

          (e) Any waiver by Public Disclosure of a valuable right or of a material debt owed to it;

          (f) Any direct or indirect loans made by Public Disclosure to any stockholder, employee, officer or director of Public Disclosure, other than advances made in the Ordinary Course of Business;

          (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

          (h) Any declaration or payment of any dividend or other distribution of the assets of Public Disclosure;

          (i) Any labor organization activity;

          (j) Any debt, obligation or liability incurred, assumed or guaranteed by Public Disclosure, except those for immaterial amounts and for current liabilities incurred in the Ordinary Course of Business;

          (k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

          (l) Any change in any material agreement to which Public Disclosure is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of Public Disclosure; or

AGREEMENT AND PLAN OF MERGER - 8

               (m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of Public Disclosure. For purposes of this subsection (m), a material and adverse effect shall only be deemed to occur if its monetary impact exceeds, or with the passage of time, will exceed $10,000.

          2.10 Title to Properties and Assets; Liens, Etc. Schedule 2.10 is a complete and accurate list of all material assets (whether leased or owned), including intellectual property, of Public Disclosure. Public Disclosure has good and marketable title to all of its properties and assets, including those listed on Schedule 2.10, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than
(i) those resulting from taxes which have not yet become due and payable, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of Public Disclosure and (iii) those that have arisen from purchase money security interests in an amount not to exceed $10,000. None of the Selling Shareholders has any right in or claim to any of the intellectual property utilized by Public Disclosure. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Public Disclosure are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Except as set forth in Schedule 2.10, Public Disclosure is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

          2.11 Patents and Trademarks. Except as specified in Schedule 2.11, to the Knowledge of Public Disclosure and Kent C. Cooper and Anthony D. Raymond, Public Disclosure owns or possesses sufficient legal rights to all trademarks, service marks, trade names, copyrights, trade secrets and licenses, patents, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others. Except as disclosed in Schedule 2.11(a), there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Public Disclosure bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. Public Disclosure has not received any communications alleging that either has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To Public Disclosure's Knowledge, none of Public Disclosure's employees is obligated under any contract (including licenses, covenants or commitments or any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Public Disclosure's business by the employees of Public Disclosure. The conduct of Public Disclosure's business as proposed, will not, to the Knowledge of Public Disclosure, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. Public Disclosure does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior

AGREEMENT AND PLAN OF MERGER - 9
to their employment by Public Disclosure, except for inventions, trade secrets or proprietary information that have been assigned to Public Disclosure.

          2.12 Compliance with Other Instruments. To the Knowledge of Public Disclosure and Kent C. Cooper and Anthony D. Raymond, Public Disclosure is not in violation or default of any term of their charter documents, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which either is party or by which either is bound or of any judgment, decree, order, writ or, to Public Disclosure's Knowledge, any statute, rule or regulation applicable to Public Disclosure which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of Public Disclosure. The execution, delivery, and performance of and compliance with the Transactional Agreements will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Public Disclosure or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Public Disclosure, or the business or operations or any of its assets or properties.

          2.13 Litigation. Except as specified in Schedule 2.13, there is no action, suit or proceeding pending, or to the Knowledge of Public Disclosure, currently threatened against Public Disclosure that questions the validity of this Agreement or Transactional Agreements or the right of Public Disclosure to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of Public Disclosure, financially or otherwise, or any change in the current equity ownership of Public Disclosure, nor is Public Disclosure aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to Public Disclosure) involving the prior employment of any of Public Disclosure's employees, their use in connection with Public Disclosure's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Public Disclosure is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Public Disclosure currently pending or which Public Disclosure intends to initiate.

          2.14 Tax Returns and Payments.  Except as provided in Schedule 2.14:

               (a) All material taxes required to have been paid, or claimed by any Governmental Body to be payable, by Public Disclosure (whether pursuant to any tax return or otherwise) have been duly paid in full and on a timely basis. All material taxes required to have been withheld or collected by Public Disclosure, including with respect to employees, has been duly withheld and collected; and (to the extent required) each such tax has been paid to the appropriate Governmental Body.

AGREEMENT AND PLAN OF MERGER - 10

               (b) All material tax returns required to be filed by or on behalf of Public Disclosure with any Governmental Body have been timely filed (collectively, the "Public Disclosure Returns"). All material taxes required to be paid by Public Disclosure for the fiscal year 1998 have either been paid in full or shall not result in any liability to Public Disclosure. All Public Disclosure Returns (i) have been filed when due and (ii) have been accurately and completely prepared in full compliance with all applicable legal requirements. Public Disclosure has delivered to Netivation accurate and complete copies of the 1998 Public Disclosure Returns.

               (c) There have been no examinations or audits of any Public Disclosure Return, and, to the Knowledge of Public Disclosure, no such examination or audit has been proposed or scheduled by any Governmental Body. Public Disclosure has delivered to Netivation accurate and complete copies of all audit reports and similar documents (to which Public Disclosure has access) relating to the Public Disclosure Returns.

               (d) No claim or proceeding is pending or, to the Knowledge of Public Disclosure, has been threatened against Public Disclosure in respect of any tax. There are no unsatisfied Liabilities for taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Public Disclosure. There are no material liens for taxes upon any of the assets of Public Disclosure, except liens for current taxes not yet due and payable. Public Disclosure has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

               (e) To the Knowledge of Public Disclosure, there is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of Public Disclosure that, individually or collectively, could give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Public Disclosure is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.

          2.15 Employees. Except as set forth in Schedule 2.15, Public Disclosure is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Knowledge of Public Disclosure, no employee of Public Disclosure, nor any consultant with whom Public Disclosure has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Public Disclosure because of the nature of the business to be conducted by Public Disclosure; and to the Knowledge of Public Disclosure the continued employment by Public Disclosure of its present employees, and the performance of Public Disclosure's contracts with its independent contractors, will not result in any such violation. Public Disclosure has not received any notice alleging that any such violation has occurred. No employee of Public Disclosure has been granted the right to continued employment by Public Disclosure or to any material compensation following termination of employment with Public Disclosure. To the Knowledge of Public Disclosure, no officer or key employee, or any

AGREEMENT AND PLAN OF MERGER - 11
group of key employees, intends to terminate their employment with Public Disclosure, nor does Public Disclosure have a present intention to terminate the employment of any officer, key employee or group of key employees.

          2.16 Registration Rights. Public Disclosure is not presently under any obligation, and has not granted any rights, to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

          2.17 Compliance with Legal Requirements; Consents.

               (a) To the Knowledge of Public Disclosure and Kent C. Cooper and Anthony D. Raymond, Public Disclosure is in full compliance with each legal requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets, except where the failure to comply with each such legal requirement has not had and will not have a Material Adverse Effect on Public Disclosure.

               (b) Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                   (i)   contravene, conflict with or result in a violation of
(i) any of the provisions of Public Disclosure's articles of incorporation or bylaws, or (ii) any resolution adopted by Public Disclosure's stockholders or Public Disclosure's board of directors;

                   (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or any order to which Public Disclosure, or any of the assets owned or used by Public Disclosure, is subject;

                   (iii) contravene, conflict with or result in a violation or Breach of (resulting in a Material Adverse Effect), or result in a default under, any provision of any contract to which Public Disclosure is a party; or

                   (iv) give any Person the right to (A) declare a default or exercise any remedy under any contract to which Public Disclosure is a party,
(B) accelerate the maturity or performance of any contract to which Public Disclosure is a party or (C) cancel, terminate or modify any contract to which Public Disclosure is a party.

          Neither Public Disclosure nor any of the Selling Stockholders was, is or will be required to make any filing with or give any notice to, or to obtain any consent from, any Person other than Selling Stockholders' spouses in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

AGREEMENT AND PLAN OF MERGER - 12

          2.18 Selling Stockholders.  Each Selling Stockholder represents that
(i) he, she or it has the absolute and unrestricted right, power and authority to enter into and to perform his, her or its obligations under each of the Transactional Agreements to which such Selling Stockholder is or may become a party, (b) this Agreement constitutes his, her or its legal, valid and binding obligation, enforceable against such Selling Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          2.19 Full Disclosure. This Agreement does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information of or with respect to Public Disclosure and the Selling Stockholders contained and to be contained herein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. Public Disclosure has provided Netivation and Netivation's Representatives with full and complete access to all of Public Disclosure's records and other documents and data.

          2.20 Year 2000 Compliance. Public Disclosure has developed a detailed plan to ensure that it, its affiliates, and all customers, suppliers and vendors that are material to its business, become Year 2000 Compliant on or before November 1, 1999. The plan (a) effectively prioritizes mission-critical systems, (b) has the involvement of executive management, (c) includes assessment of key customer, supplier, and vendor Year 2000 compliance, (d) includes contingency planning to mitigate risk from Year 2000 business interruptions affecting key vendors, suppliers, or customers, and (e) has been allocated adequate resources within Public Disclosure's abilities.

          2.21 Securities Laws Matters. Each Selling Stockholder understands that the Netivation Stock being issued in the Transaction is being issued pursuant to an exemption from registration contained in the Securities Act, based in part upon the Selling Stockholders' representations contained in this Agreement. Each Selling Stockholder hereby severally and not jointly represents and warrants as follows:

               (a) Knowledge and Experience. Each Selling Stockholder is knowledgeable and has substantial experience in evaluating and investing in transactions in companies similar to Netivation so that he is capable of evaluating the merits and risks of his investment in Netivation. Each Selling Stockholder has by reason of his business or financial knowledge and experience, the capacity to protect his own interests in connection with the Transaction. Further, each Selling Stockholder is aware of no publication of any advertisement in connection with the Transaction. Each Selling Stockholder can bear the economic risk of the Transaction. Each Selling Stockholder has been advised or is aware of the provisions of Rule 144

AGREEMENT AND PLAN OF MERGER - 13
promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Each Selling Stockholder shall not sell or otherwise transfer any Netivation Stock until the requirements of Rule 144 are satisfied for such sale or transfer unless the stock is earlier registered.

          (b) Netivation Information. Each Selling Stockholder has had an opportunity to discuss Netivation's business, management and financial affairs, both as currently conducted and as proposed to be conducted following the Merger, with directors, officers and management of Netivation and has had the opportunity to review Netivation's operations and facilities. Each Selling Stockholder has also had the opportunity to ask questions of, and receive answers from, Netivation and its management regarding the terms and conditions of the Transaction and the receipt of Netivation Stock.

          (c) Acquisition for Own Account. Each Selling Stockholder is acquiring the Netivation Stock for his own account for investment only, and not with a view towards distribution.

           SECTION 3 - REPRESENTATIONS AND WARRANTIES OF NETIVATION

          Netivation represents and warrants to Public Disclosure and the Selling Stockholders as follows:

          3.1  Organization, Good Standing and Qualification.

               (a) Netivation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Netivation has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Transactional Agreements, to issue and sell the Netivation Stock, to carry out the provisions of this Agreement and the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. Netivation is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Netivation or its business. Netivation has made available to Public Disclosure true, correct and complete copies of the Netivation's certificate of incorporation and bylaws, each as amended to date.

               (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transactional Agreements, to carry out the provisions of the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted.

          3.2 Subsidiaries. Except for Merger Sub, Netivation.com Merger Two Corp., Netivation.com Merger Three Corp., Netivation.com Merger Four Corp., Netivation.com Merger

AGREEMENT AND PLAN OF MERGER - 14

Six Corp., InterLink Internet Services, Inc., and The Online Medical Bookstore, Inc., all of which are wholly-owned subsidiaries of Netivation, Netivation owns no equity securities of any other corporation, limited partnership or similar entity. Netivation is not a participant in any joint venture, partnership or similar arrangement.

          3.3  Capitalization; Voting Rights.

               (a) The authorized capital stock of Netivation, as of October 7, 1999, consists of (a) 30,000,000 shares of Common Stock, of which 8,660,055 shares are issued and outstanding, and (b) 2,000,000 shares of Preferred Stock, of which 0 shares are issued and outstanding. All issued and outstanding shares of Netivation's Common Stock and Preferred Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Netivation Stock has been duly authorized and, when issued in compliance with the provisions of this Agreement and its certificate of incorporation, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, other than liabilities imposed upon stockholders generally by the provisions of Delaware Law, and will not be subject to any other restrictions, except as set forth in or provided by this Agreement and as may be imposed by applicable law.

               (b) The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, one hundred (100) shares of which have been issued to Netivation. All of the issued and outstanding shares of Common Stock of Merger Sub (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

          3.4 Authorization; Binding Obligations. Each of Netivation and Merger Sub has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transactional Agreements to which Netivation and Merger Sub, as the case may be, is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of Netivation and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Netivation, enforceable against Netivation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.5 Full Disclosure. Netivation has delivered to Public Disclosure an accurate and complete copy of its Registration Statement on Form SB-2 No. 333-74569 filed with the Securities and Exchange Commission (the "SEC") on June 22, 1999 (the "Registration Statement"), which is the most recent document filed with the SEC as of the date hereof. The Registration Statement (i) complies in all material respects with the applicable requirements of the Securities Act

AGREEMENT AND PLAN OF MERGER - 15
and (ii) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              SECTION 4 - CERTAIN COVENANTS OF PUBLIC DISCLOSURE
                         AND THE SELLING STOCKHOLDERS

          4.1 Access and Investigation. Public Disclosure and the Selling Stockholders shall ensure that, at all times during the Pre-Closing Period:

               (a) Public Disclosure and its Representatives provide Netivation and its Representatives with access, during normal business hours upon reasonable notice, to Public Disclosure's Representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Public Disclosure;

               (b) Public Disclosure and its Representatives provide Netivation and its Representatives with such copies of existing books, records, tax returns, work papers and other documents and information relating to Public Disclosure as Netivation may request in good faith; and

               (c) Public Disclosure and its Representatives compile and provide Netivation and its Representatives with such additional financial, operating and other data and information regarding Public Disclosure as Netivation may request in good faith. Without limiting the generality of the foregoing, during the Pre-Closing Period, Public Disclosure shall promptly provide Netivation with copies of:

                   (i) all material operating and financial reports prepared by Public Disclosure for its senior management, including copies of the unaudited monthly balance sheets of Public Disclosure and the related unaudited monthly statements of operations, statements of stockholders' equity and statements of cash flows;

                   (ii) any written materials or communications sent by or on behalf of Public Disclosure to its stockholders generally;

                   (iii) any material notice, document or other communication sent by or on behalf of Public Disclosure to any party to any Public Disclosure contract or sent to Public Disclosure by any party to any Public Disclosure contract (other than any communication that relates solely to commercial transactions of the type sent in the Ordinary Course of Business);

                   (iv) any written notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Transactions; and

                   (v) any material written notice, report or other document received by Public Disclosure from any Governmental Body.

AGREEMENT AND PLAN OF MERGER - 16

          4.2 Operation of Business. Public Disclosure and the Selling Stockholders shall use its or their reasonable best efforts to ensure that, during the Pre-Closing Period, unless prior written approval is provided by
Netivation:

               (a) Public Disclosure conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

               (b) Public Disclosure preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and good will with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Public Disclosure;

               (c) Public Disclosure keeps in full force all existing insurance policies;

               (d) Public Disclosure's officers confer regularly, upon request, with Netivation concerning operational matters and otherwise report regularly, upon request, to Netivation concerning the status of Public Disclosure's business, condition, assets, liabilities, operations, financial performance and prospects;

               (e) Public Disclosure immediately notifies Netivation of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

               (f) Public Disclosure does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

               (g) Public Disclosure does not sell or otherwise issue any shares of capital stock or any other securities;

               (h) Public Disclosure does not amend its articles of incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (i) Public Disclosure does not form any subsidiary or acquires any equity interest or other interest in any other entity;

               (j) Public Disclosure does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that do not exceed $10,000;

AGREEMENT AND PLAN OF MERGER - 17

               (k) Public Disclosure does not (i) lend money to any Person or
(ii) incur, assume or otherwise become subject to any Liability, except for current liabilities incurred in the Ordinary Course of Business;

               (l) Public Disclosure does not establish or adopt any employee benefit plan, nor pay or agree to pay any bonus nor makes any profit-sharing or similar payment to, nor increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for regularly scheduled salary increases in the Ordinary Course of Business);

               (m) Public Disclosure does not change any of its methods of accounting or accounting practices in any respect;

               (n) Public Disclosure does not commence any Proceeding, except in the Ordinary Course of Business;

               (o) Public Disclosure does not enter into any transaction or take any other action of the type referred to in Section 2.9;

               (p) Public Disclosure does not enter into any transaction or take any other action outside the Ordinary Course of Business;

               (q) Public Disclosure does not enter into any transaction or take any other action that is reasonably likely to cause or constitute a Breach of any representation or warranty made by Public Disclosure or the Selling Stockholders; and

               (r) Public Disclosure does not agree, commit or offer (in writing or otherwise), or attempt, to take any of the actions described in clauses
"(f)" through "(q)" of this Section 4.2.

          4.3 Notification; Updates to Schedule of Exceptions; Opportunity to Cure.

               (a) During the Pre-Closing Period, Public Disclosure and/or the Selling Stockholders shall promptly notify Netivation in writing of:

                   (i) the discovery by Public Disclosure or any of the Selling Stockholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement that caused or constitutes a Breach of any representation or warranty made by Public Disclosure or the Selling Stockholders in this Agreement;

                   (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Public Disclosure or the Selling Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or

AGREEMENT AND PLAN OF MERGER - 18
discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                   (iii) any Breach of any covenant or obligation of Public Disclosure or the Selling Stockholders; and

                   (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

               (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Schedule of Exceptions, or if any such event, condition, fact or circumstance would require such a change assuming the Schedule of Exceptions were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Public Disclosure shall promptly deliver to Netivation an update to the Schedule of Exceptions specifying such change. No such update shall be deemed to supplement or amend the Schedule of Exceptions for the purpose of (i) determining the accuracy of any of the representations and warranties made by Public Disclosure in this Agreement for purposes of
Section 6.1, but shall be deemed to supplement or amend the Schedule of Exceptions for purposes of Section 9 or (ii) determining whether any of the other conditions set forth in Section 6 have been satisfied.

               (c) Upon receipt of any notification pursuant to Section 4.3(a), Netivation shall send written notice to Public Disclosure and/or the Selling Stockholders of its decision to seek termination of this Agreement or pursue any other available remedy. Netivation shall provide Public Disclosure and/or the Selling Stockholders a reasonable opportunity to cure, but in no event less than ten (10) days.

               (d) During the Pre-Closing Period, Public Disclosure and/or the Selling Stockholders, as appropriate, shall promptly notify Netivation in writing of the awareness by Public Disclosure or its representatives or any of the Selling Stockholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement or thereafter that caused or constitutes or will cause or constitute a Breach of any representation or warranty made by Netivation in this Agreement.

               (e) Upon receipt of any notification pursuant to Section 4.3(d), Netivation shall send written notice to Public Disclosure and/or the Selling Stockholders of its intent to cure the defect. Public Disclosure and the Selling Stockholders shall provide a reasonable opportunity to cure the defect, but in no event less than ten (10) days. Public Disclosure and the Selling Stockholders shall not have the right to sue for indemnity or contribution for any defect that Public Disclosure and/or the Selling Stockholders were aware of prior to or during the Pre-Closing Period for which no notification pursuant to section 4.3(d) was given to Netivation.

AGREEMENT AND PLAN OF MERGER - 19

          4.4 No Negotiation. Public Disclosure shall ensure that, during the Pre-Closing Period, neither Public Disclosure nor any of Public Disclosure's Representatives directly or indirectly:

               (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Netivation) relating to any Acquisition Transaction;

               (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than Netivation) relating to any Acquisition Transaction; or

               (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than Netivation) relating to any Acquisition Transaction.

                SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES

          5.1  Notification; Opportunity to Cure.

               (a) During the Pre-Closing Period, Netivation shall promptly notify Public Disclosure and/or the Selling Stockholders in writing of:

                   (i) the discovery by Netivation of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement that caused or constitutes a Breach of any representation or warranty made by Netivation in this Agreement;

                   (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Netivation in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                   (iii) any Breach of any covenant or obligation of Netivation; and

                   (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

               (b) Upon receipt of any notification pursuant to Section 5.1(a), Public Disclosure and/or the Selling Stockholders shall send written notice to Netivation of its/their decision to seek termination of this Agreement or pursue any other available remedy. Public Disclosure and/or the Selling Stockholders shall provide Netivation a reasonable opportunity to cure, but in no event less than ten (10) days.

AGREEMENT AND PLAN OF MERGER - 20

               (c) During the Pre-Closing Period, Netivation shall promptly notify Public Disclosure and/or the Selling Stockholders, as appropriate, in writing of the awareness by Netivation or its representatives of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement or thereafter that caused or constitutes or will cause or constitute a Breach of any representation or warranty made by Public Disclosure and/or a Selling Stockholder in this Agreement.

               (d) Upon receipt of any notification pursuant to Section 5.1(c), Public Disclosure and/or the Selling Stockholders shall send written notice to Netivation of its/their intent to cure the defect. Netivation shall provide a reasonable opportunity to cure the defect, but in no event less than ten (10) days. Netivation shall not have the right to sue for indemnity for any defect that Netivation was aware of prior to or during the Pre-Closing Period for which no notification pursuant to Section 5.1(c) was given to Public Disclosure Net.Capitol and/or the Selling Stockholders, as appropriate.

          5.2 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions and (ii) shall use all commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Transactions. Each of the parties shall (upon request) promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by Public Disclosure or Netivation, as the case may be, during the Pre-Closing Period.

          5.3 Public Disclosure Stockholders' Meeting. Public Disclosure shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of D.C. Law, call and hold a special meeting of its stockholders, or solicit written consents from its stockholders, as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement. Public Disclosure shall use its best efforts (i) to solicit from each of such stockholders a proxy or consent in favor of the approval of the Merger and this Agreement and (ii) to cause each of such stockholders to execute and deliver to Netivation a Prospective Offeree Questionnaire in a form acceptable to Netivation certifying, among other items, as to whether each of such stockholders is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

          5.4 Public Announcements. During the Pre-Closing Period, (i) neither Public Disclosure nor Netivation shall (and neither Public Disclosure nor Netivation shall permit any of its respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Transactions, without the other party's prior written consent, and (ii) each party will use reasonable efforts to consult with the other party prior to issuing any press release or making any public statement regarding the Merger; provided that Netivation shall be free to make any disclosure regarding the Merger that it deems necessary in connection with filings with the SEC made in connection with the Registration Statement.

AGREEMENT AND PLAN OF MERGER - 21

          5.5 Best Efforts. During the Pre-Closing Period, (i) Public Disclosure shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (ii) Netivation and Merger Sub shall use their commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis and Netivation will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          5.6 Tax Matters. At or prior to the Closing, (a) Public Disclosure shall execute and deliver to Moffatt, Thomas, Barrett, Rock & Fields, Chtd. and to Netivation a tax representation letter, in a form reasonably acceptable to such parties, and (b) Netivation shall execute and deliver to Long, Aldridge & Norman LLP, Moffatt, Thomas, Barrett, Rock & Fields, Chtd. and to Public Disclosure a tax representation letter, in a form reasonably acceptable to such parties. Public Disclosure and the Selling Stockholders will use all of their respective reasonable efforts to cause the transactions contemplated hereby to qualify as a reorganization under the provisions of Section 368(a) of the Code and will not take any action after the Acquisition is effected that could reasonably be expected to cause the Acquisition to lose its tax-free status.
All parties hereto agree to file this Agreement with their respective federal income tax returns for the year in which the Acquisition closes and to comply with the reporting requirements of United States Treasury Regulations Section 1.368-2(g), if applicable. Netivation will use its reasonable best efforts to support the investigation of certain tax advantages for Public Disclosure in the Enterprise Zone of the District of Columbia.

          5.7 Support to Public Disclosure. During the twelve (12) month period after Closing, Netivation shall invest at least $100,000 of financial, management, technical and/or other resources into the business of Public Disclosure to facilitate its growth.

          5.8  First Right to Purchase Assets of Public Disclosure.

               (a) During the 36 month period after Closing, if Netivation decides to sell any key assets of Public Disclosure to a non-affiliate, then the Selling Stockholders shall have the first right to purchase such assets. Netivation shall give the Agent a thirty (30) day written notice pursuant to
Section 10.5 of its intent to sell such assets. During the thirty (30) day period following written notice, Netivation will negotiate in good faith with the Agent to effectuate an agreement for the sale of such assets to the Selling Stockholders.

               (b) During the 36 month period after Closing, if Netivation receives an unsolicited bona fide offer to sell any key assets of Public Disclosure to a non-affiliate, then the Selling Stockholders shall have the first right to purchase such assets. Netivation shall give the Agent a fifteen
(15) day written notice pursuant to Section 10.5 of the unsolicited offer and a copy of the offer. During the fifteen (15) day period following written notice, the Selling Stockholders shall have the right to match the offer and to effectuate an agreement for the sale of such assets to the Selling Stockholders. If the Selling Stockholders do not match the offer, then Netivation shall have the right to effectuate an agreement for the sale of such assets with the party making the unsolicited bona fide offer on terms similar in all material respects to the unsolicited bona fide offer.

AGREEMENT AND PLAN OF MERGER - 22

          5.9 Piggyback Registration. If Netivation determines to register any of its common stock in a subsequent public offering to be consummated at any time after twelve (12) months following Closing, Netivation shall provide piggyback registration rights, subject to any underwriter's restrictions, to the Selling Shareholders' Netivation Stock in such registration. If Netivation consummates any such public offering before twelve (12) months following Closing, Netivation may, in its sole discretion, offer piggyback registration rights to the Selling Shareholders' Netivation Stock in connection with such registration.

          5.10 Non-Partisanship. After Closing, Netivation will use its reasonable best efforts to ensure that the Surviving Corporation maintains politically non-partisanship standing in relation to the business it conducts.

          5.11 Political Party Contributions. Netivation shall not contribute corporate treasury dollars to specific political parties.


                SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF NETIVATION AND MERGER SUB

          The obligations of Netivation and Merger Sub to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Netivation, in whole or in part, in accordance with Section 10.11):

          6.1 Accuracy of Representations. Each of the representations and warranties made by Public Disclosure and the Selling Stockholders in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

          6.2 Performance of Covenants. Each covenant and obligation that Public Disclosure or any of the Selling Stockholders is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

          6.3 Stockholder Approval. The principal terms of the Merger shall have been duly approved by the stockholders of Public Disclosure in accordance with the provisions of D.C. Law and applicable agreements.

          6.4 Consents. All consents required to be obtained by Public Disclosure in connection with the Transactions (including the consents identified in Section 2.17) shall have been obtained and shall be in full force and effect.

          6.5 No Material Adverse Change. Except for adverse changes that result from general economic conditions, there shall have been no material adverse change in Public Disclosure's business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement.

AGREEMENT AND PLAN OF MERGER - 23

          6.6 Agreements and Documents. Netivation shall have received the following agreements and documents, each of which shall be in full force and effect:

               (a) the Escrow Agreement, substantially in the form of Exhibit G;

               (b) an Employment and Noncompetition Agreement, substantially in the form of Exhibits F, executed by Kent C. Cooper and Anthony D. Raymond;

               (c) a Tax Representation Letter executed by Public Disclosure;

               (d) a Prospective Offeree Questionnaire substantially in the form of Exhibit H executed by each Selling Stockholder;

               (e) a certificate executed by each of the Selling Stockholders containing the representation and warranty of each such Selling Stockholder that
(i) each of the representations and warranties made by Public Disclosure and the Selling Stockholders in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 6 have been duly satisfied (the "Selling Stockholders' Closing Certificate");

               (f) a legal opinion from counsel for Public Disclosure and the Selling Stockholders, substantially in the form of Exhibit E.

               (g) such other documents as Netivation may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Public Disclosure or the Selling Stockholders, (ii) evidencing the compliance by Public Disclosure or the Selling Stockholders with, or the performance by Public Disclosure or the Selling Stockholders of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 6 or (v) otherwise facilitating the consummation or performance of any of the Transactions.

          6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

          6.8 No Proceedings. No Person shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Netivation of any material right pertaining to its ownership of stock of the Surviving Corporation.

          6.9 Securities Law Compliance. All applicable requirements of the Securities Act and any applicable state securities laws shall have been satisfied.

AGREEMENT AND PLAN OF MERGER - 24

          6.10 Dissenters Rights. No stockholder of Public Disclosure shall have exercised dissenters rights with respect to approval of the Transactions.

          6.11 Unaccredited Investors. The Prospective Offeree Questionnaires delivered pursuant to Sections 5.3 and 6.6 shall indicate that no more than 35 of the stockholders of Public Disclosure are "unaccredited investors," as defined by Rule 501 under the Securities Act.

          6.12 Proceedings and Documents. All corporate and other proceedings in connection with the Transactions and all documents and instruments incident to such Transactions shall be reasonably satisfactory in substance and form to Netivation.

          6.13 Corporate Approvals. This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of Public Disclosure, Netivation, Merger Sub and the Selling Stockholders.


                SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS
               OF PUBLIC DISCLOSURE AND THE SELLING STOCKHOLDERS

          The obligations of Public Disclosure and the Selling Stockholders to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived solely by Public Disclosure, in whole or in part, in accordance with Section 10.11):

          7.1 Accuracy of Representations. Each of the representations and warranties made by Netivation in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

          7.2 Performance of Covenants. Each covenant and obligation that Netivation and Merger Sub are required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

          7.3 Consents. All consents required to be obtained by Netivation in connection with the Transactions shall have been obtained and shall be in full force and effect.

          7.4 Agreements and Documents. Public Disclosure shall have received the following agreements and documents, each of which shall be in full force and effect:

               (a) the Escrow Agreement, substantially in the form of Exhibit G;

               (b) an Employment and Noncompetition Agreement, substantially in the forms of Exhibit F, executed by Kent C. Cooper and Anthony D. Raymond;

               (c) a Tax Representation Letter executed by Netivation;

AGREEMENT AND PLAN OF MERGER - 25

               (d) a certificate executed by Netivation containing the representation and warranty of Netivation that (i) each of the representations and warranties made by Netivation in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 7 have been duly satisfied;

               (e) a legal opinion from counsel for Netivation and Merger Sub, substantially in the form of Exhibit E; and

               (f) such other documents as Public Disclosure may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Netivation, (ii) evidencing the compliance by Netivation with, or the performance by Netivation of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 7 or (v) otherwise facilitating the consummation or performance of any of the Transactions.

          7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

          7.6 No Proceedings. No Person shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Netivation of any material right pertaining to its ownership of stock of the Surviving Corporation.

          7.7 Corporate Approvals. This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of Netivation and Merger Sub.

                            SECTION 8 - TERMINATION

          8.1 Termination Events. This Agreement may be terminated prior to the Closing:

               (a) by Netivation if (i) there is a material Breach of any covenant or obligation of Public Disclosure or any of the Selling Stockholders or (ii) Netivation reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Netivation or Merger Sub to comply with or perform any covenant or obligation of Netivation or Merger Sub set forth in this Agreement);

               (b) by the Agent (as defined in Section 10.1) if (i) there is a material Breach of any covenant or obligation of Netivation or (ii) the Agent reasonably determines that the timely satisfaction of any condition set forth in
Section 7 has become impossible (other than as a

AGREEMENT AND PLAN OF MERGER - 26
result of any failure on the part of Public Disclosure or any of the Selling Stockholders to comply with or perform any covenant or obligation of Public Disclosure or the Selling Stockholders set forth in this Agreement);

               (c) by Netivation at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

               (d) by the Agent at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

               (e) by Netivation if the Closing has not taken place on or before October 28, 1999 (other than as a result of any failure on the part of Netivation or Merger Sub to comply with or perform any covenant or obligation of Netivation or Merger Sub set forth in this Agreement);

               (f) by the Agent if the Closing has not taken place on or before October 28, 1999 (other than as a result of the failure on the part of Public Disclosure or any of the Selling Stockholders to comply with or perform any covenant or obligation of Public Disclosure or the Selling Stockholders set forth in this Agreement); or

               (g) by the mutual consent of Netivation, Public Disclosure and the Agent.

          8.2 Termination Procedures. If Netivation wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Netivation shall deliver to the Agent a written notice pursuant to Section 10.5 stating that Netivation is terminating this Agreement and setting forth a brief description of the basis on which Netivation is terminating this Agreement. If the Agent wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Agent shall deliver to Netivation a written notice pursuant to Section 10.5 terminating this Agreement and setting forth a brief description of the basis on which this Agreement is terminated.

          8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall automatically terminate; provided, however, that: (a) neither Public Disclosure nor the Selling Stockholders nor Netivation shall be relieved of any obligation or liability arising from any prior Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9; and (c) Public Disclosure and Netivation shall, in all events, remain bound by and continue to be subject to Section 5.4.

AGREEMENT AND PLAN OF MERGER - 27

                       SECTION 9 - INDEMNIFICATION, ETC.

          9.1  Survival of Representations, Warranties and Covenants.

               (a) The representations, warranties and covenants of each party pursuant to this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, (i) that fraud claims and claims under Section 2.14 shall survive for the statute of limitations applicable to claims based on such matters and (ii) that if, at any time prior to the first anniversary of the Closing Date, any Netivation Indemnitee seeking indemnification under this Section 9 (acting in good faith) delivers to the Agent a written notice alleging the existence of a Breach of any of the representations and warranties or a Breach of any covenant contained herein (and setting forth in reasonable detail the basis for such Netivation Indemnitee's belief that such a Breach may exist) and asserting a claim for recovery under
Section 9.2 based on such alleged Breach, then the claim asserted in such notice shall survive the first anniversary of the Closing Date until such time as such claim is fully and finally resolved.

               (b) The representations, warranties, covenants and obligations of Public Disclosure and the Selling Stockholders, and the rights and remedies that may be exercised by the Netivation Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Netivation Indemnitees or their Representatives.

               (c) For purposes of this Agreement, each statement or other item of information set forth in the Schedule of Exceptions or in any update to the Schedule of Exceptions shall be deemed to be a representation and warranty made in this Agreement.

          9.2  Indemnification by the Selling Stockholders.

               (a) Subject to the provisions of this Section 9, the Selling Stockholders, jointly and severally, shall indemnify and hold harmless each of the Netivation Indemnitees from and against the amount of any Damages incurred by any of the Netivation Indemnitees directly or indirectly as a result of (i) any Breach of a representation or warranty of Public Disclosure or any of the Selling Stockholders contained in Section 2 hereof or in any instrument delivered pursuant to this Agreement (each as modified by the Schedule of Exceptions delivered by Public Disclosure and the Selling Stockholders on the date of this Agreement and not as modified by any revisions to such Schedule of Exceptions after such date), (ii) any Breach of any covenant or obligation contained herein, (iii) any final determination of Public Disclosure's net tax liability for the fiscal year immediately prior to the Closing or (iv) any Breach of any representation or warranty made in the Selling Stockholders' Closing Certificate.

               (b) The Selling Stockholders acknowledge and agree that, if there is any Breach of any representation or warranty or other provision relating to Public Disclosure or Public Disclosure's business, condition, assets, Liabilities, operations, financial performance or net income (or any aspect or portion thereof), then Netivation itself shall be deemed, by virtue of its ownership

AGREEMENT AND PLAN OF MERGER - 28
of the capital stock of Public Disclosure, to have incurred Damages as result of such Breach or Liability.

          9.3 Contribution. Each Selling Stockholder waives and acknowledges and agrees that such Selling Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which such Selling Stockholder may become subject under the Transactional Agreements or otherwise in connection with any of the Transactions.

          9.4 Ceiling; Limitation on Additional Damages. The Selling Stockholders shall have no liability nor be subject to any claim for Damages made by Netivation Indemnities pursuant to the provisions of Sections 9.2(a) or
9.6 unless and until the aggregate amount of Damages exceeds the sum of $50,000. After the aggregate amount of Damages exceeds the sum of $50,000, the Selling Stockholders shall be liable for the full amount of Damages. Claims for Damages made by the Netivation Indemnitees pursuant to the provisions of Sections 9.2(a) or 9.6 shall be limited to an amount equal to the closing price (as reported by the NASDAQ consolidated reporting system) of two hundred fifty thousand (250,000) shares of Netivation Stock on the Closing Date. The provisions of this Section 9.4 shall not apply to claims for willful misconduct, fraud, bad faith or recklessness on the part of Public Disclosure or any Selling Stockholder.

          9.5 Defense of Third Party Claims. In the event of the assertion or commencement of a claim or Proceeding resulting from a Breach of any representation, warranty or covenant contained herein with respect to which any of the Selling Stockholders may become obligated to indemnify, hold harmless, compensate or reimburse any Netivation Indemnitee pursuant to this Section 9, Netivation shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own. If Netivation so proceeds with the defense of any such claim or Proceeding:

               (a) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by Netivation) shall be borne and paid exclusively by the Selling Stockholders;

               (b) the Selling Stockholders shall make available to Netivation any documents and materials in the possession or control of any of the Selling Stockholders that may be necessary to the defense of such claim or Proceeding; and

               (c) Netivation shall keep the Agent informed of all material developments and events relating to such claim or Proceeding.

          9.6 Indemnity Reserve. In order to secure Netivation's and each Netivation Indemnitee's rights of indemnity, the Selling Stockholders shall place an aggregate of 100,000 shares

AGREEMENT AND PLAN OF MERGER - 29
of Netivation Stock in escrow in accordance with the terms of the Escrow Agreement, substantially in the form attached hereto as Exhibit G.

          9.7 Exercise of Remedies by Netivation Indemnitees Other Than Netivation. No Netivation Indemnitee (other than Netivation or any successor thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Netivation (or any successor thereto or assignee thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.


                     SECTION 10 - MISCELLANEOUS PROVISIONS

          10.1 Selling Stockholders' Agent.

               (a) The Selling Stockholders hereby irrevocably nominate, constitute and appoint Kent C. Cooper as the agent and true and lawful attorney-in-fact of the Selling Stockholders (the "Agent"), with full power of substitution, to act in the name, place and stead of the Selling Stockholders for purposes of executing any documents and taking any actions that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions on behalf of the Selling Stockholders. Kent C. Cooper hereby accepts his appointment as Agent.

               (b) The Selling Stockholders hereby grant to the Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Selling Stockholders (in the name of any or all of the Selling Stockholders or otherwise) any and all documents that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agent may, in his sole discretion, determine to be appropriate (including the Selling Stockholders' Closing Certificate and any amendment to or waiver of rights under any of the Transactional Agreements). Notwithstanding anything to the contrary contained in the Transactional
Agreements:

                   (i) Netivation shall be entitled to deal exclusively with the Agent, acting on behalf of the Selling Stockholders, on all matters relating to the Transactional Agreements and the respective Transactions (including all matters relating to any notice to, or any consent to be given or action to be taken by, any Selling Stockholder, including any matters set forth in Section
9); and

                   (ii) each Netivation Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Stockholder by the Agent, and on any other action taken or purported to be taken on behalf of any Selling Stockholder by the Agent, as fully binding upon such Selling Stockholder.

               (c) The Selling Stockholders recognize and intend that the power of attorney granted herein (i) is coupled with an interest and is irrevocable,
(ii) may be delegated by the Agent and (iii) shall survive the death or incapacity of each of the Selling Stockholders.

AGREEMENT AND PLAN OF MERGER - 30

               (d) The Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him to be genuine and to have been telexed, telegraphed, faxed or cabled by any Selling Stockholder or to have been signed and presented by an Selling Stockholder.


               (e) If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, then the Selling Stockholders shall, within ten (10) days after such death or disability, appoint a successor agent and, immediately thereafter, shall notify Netivation of the identity of such successor. Any such successor shall succeed the Agent as Agent hereunder. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Selling Stockholders.

               (f) Subject to Section 10.3, all expenses incurred by the Agent in connection with the performance of his duties as Agent shall be borne and paid by the Selling Stockholders.

          10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

          10.3 Fees and Expenses. Subject to Section 9, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the Transactions; provided, however, that Netivation shall reimburse Public Disclosure up to $20,000 for such fees, costs and expenses that Public Disclosure incurs in connection with the Transactions. Public Disclosure's fees, costs and expenses shall include those incurred by Public Disclosure in connection with or by virtue of (i) the investigation and review conducted by Public Disclosure and its Representatives with respect to Public Disclosure's business (and the furnishing of information to Netivation and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation and review of this Agreement (including the Schedule of Exceptions) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, (iii) the preparation and submission of any filing or notice required to be made or given by Public Disclosure in connection with any of the Transactions and the obtaining of any consent required to be obtained by Public Disclosure in connection with any of such Transactions and (iv) the consummation of the Merger.

          10.4 Attorneys' Fees. If any action or Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

AGREEMENT AND PLAN OF MERGER - 31

          10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or overnight delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Netivation:      Netivation.com, Inc.
                                 806 Clearwater Loop, Suite N
                                 Post Falls, ID 83854
                                 Attention:  Anthony J. Paquin, President and
                                 Chief Executive Officer
                                 Facsimile:  (208) 777-8904

          with a copy to:  Moffatt Thomas Barrett Rock & Fields, Chtd.
                                 101 S. Capitol Blvd., 10/th/ Floor
                                 Boise, ID 83702
                                 Attention:  Mark A. Ellison
                                 Facsimile:  (208) 385-5384

          if to the Agent        Kent C. Cooper
          or any of the          P.O. Box 77161
          Selling Stockholders:  Washington, D.C. 20013-7161

          with a copy to: Anthony D. Raymond
                                 P.O. Box 77161
                                 Washington, D.C. 20013-7161

          with a copy to: Ian K. Portnoy
                                 701 Pennsylvania Avenue, N.W., Ste 600
                                 Washington, D.C. 20004
                                 Facsimile: (202) 624-1298

          Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied or by overnight courier, and three (3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

          10.6 Headings. The boldface headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

AGREEMENT AND PLAN OF MERGER - 32

          10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          10.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Idaho (without giving effect to principles of conflicts of laws).

          10.9 Successors and Assigns.  This Agreement shall be binding upon:
Public Disclosure and its successors and assigns (if any); the Selling Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Netivation and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: Public Disclosure; the Selling Stockholders; Netivation; Merger Sub; the Netivation Indemnitees; and the respective successors and assigns (if any) of the foregoing. Each party may freely assign any or all of its rights (but not its obligations) under this Agreement (including its indemnification rights under
Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

          10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any Breach or threatened Breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach.

          10.11  Waiver.

                 (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                 (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

AGREEMENT AND PLAN OF MERGER - 33

          10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

          10.13  Time of the Essence.  Time is of the essence of this Agreement.

          10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          10.15 Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

          10.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

          10.17  Construction.

                 (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                 (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                 (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                 (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

AGREEMENT AND PLAN OF MERGER - 34

     The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.


                                  NETIVATION:

                                  NETIVATION.COM, INC.,


                                  By _________________________________________
                                       Anthony J. Paquin
                                       President and Chief Executive Officer


                                  MERGER SUB:

                                  NETIVATION.COM MERGER FIVE CORP.,
                                  a Delaware corporation


                                  By __________________________________________
                                       Anthony J. Paquin
                                       President and Chief Executive Officer


                                  PUBLIC DISCLOSURE:

                                  PUBLIC DISCLOSURE, INC.
                                  a District of Columbia corporation


                                  By __________________________________________
                                       Kent C. Cooper
                                       Vice President


                                  By __________________________________________
                                       Anthony D. Raymond
                                       Vice President

AGREEMENT AND PLAN OF MERGER - 35

                                  SELLING STOCKHOLDERS:


                                  ________________________
                                  Kent C. Cooper

                                  ________________________
                                  Anthony D. Raymond

                                  ________________________
                                  Patricia Ann O'Connor

                                  ________________________
                                  Marleen Hinkler


                                  AGENT:

                                  ________________________
                                  Kent C. Cooper



SECRETARY'S CERTIFICATE

     I, Gary S. Paquin, Secretary of Netivation.com Merger Five Corp., hereby certify that this Agreement has been adopted pursuant to the first sentence of Title 8, Section 251(f) of the Delaware Corporations Laws, and that the conditions specified in that sentence have been satisfied.



Gary S. Paquin, Secretary